UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2022

Endo International plc

(Exact name of registrant as specified in its charter)

Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011-353-1-268-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	ENDP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, Endo International plc (the “Company”) elected not to make interest payments in the amounts of approximately (i) $38 million due on June 30, 2022 with respect to the Company’s outstanding 6.00% Senior Notes due 2028 (the “2028 Notes”), and (ii) $1.9 million due on July 15, 2022 with respect to the Company’s outstanding 5.375% Senior Notes due 2023 and 6.000% Senior Notes due 2023 (collectively, the “2023 Notes” and, together with the 2028 Notes, the “Notes”). Under each applicable indenture governing the Notes, the Company has a 30-day grace period to make the applicable interest payment before such non-payment constitutes an “event of default”. On July 28, 2022, the Company made the interest payment of approximately $38 million with respect to the 2028 Notes. As a result of making the interest payment on the 2028 Notes, the default has been cured and the Company is in compliance with the indenture governing the 2028 Notes.

The Company remains in the grace period, which expires on August 14, 2022, for the interest payments in the aggregate amount of approximately $1.9 million with respect to the Company’s outstanding 2023 Notes.

In addition, the Company has elected not to make interest payments in the amounts of approximately (i) $45 million due on July 31, 2022 with respect to the Company’s outstanding 9.50% Senior Secured Second Lien Notes due 2027 (the “2027 Notes”), and (ii) $600,000 due on August 1, 2022 with respect to the Company’s outstanding 6.00% Senior Notes due 2025 (the “2025 Notes”). Under the applicable indenture governing each of the 2027 Notes and the 2025 Notes, the Company has a 30-day grace period to make the applicable interest payment before such non-payment constitutes an “event of default” with respect to each of the 2027 Notes and 2025 Notes. The Company has chosen to enter these grace periods as it continues previously-disclosed discussions with certain creditors in connection with the Company’s evaluation of strategic alternatives. The Company’s decision to enter the grace periods was not driven by liquidity constraints, as it had approximately $1.4 billion in cash as of March 31, 2022. Accordingly, the Company’s day-to-day operations will not be impacted by the decision.

Forward-Looking Statements

Certain information in this Current Report on Form 8-K may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation, including with respect to the Interest Payments and the Company’s ongoing evaluation of strategic alternatives described herein. Statements including words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future,” “potential” or similar expressions are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this Current Report on Form 8-K reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this Current Report on Form 8-K. Actual results may differ materially and adversely from current expectations based on a number of factors affecting Endo’s businesses. Therefore, the reader is cautioned not to rely on these forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Company Secretary

Dated: July 28, 2022